Exhibit 10.1

CHIQUITA BRANDS INTERNATIONAL, INC.

CAPITAL ACCUMULATION PLAN

(As Amended Through the Fourth Amendment)

CONFORMED TO INCLUDE AMENDMENTS THROUGH JANUARY 1, 2004.

CHIQUITA BRANDS INTERNATIONAL, INC.

CAPITAL ACCUMULATION PLAN

(As Amended Through the Fourth Amendment)

Effective as of January 1, 2000, Chiquita Brands International, Inc. (the “Sponsoring Company”) has established the Chiquita Brands International, Inc. Capital Accumulation Plan (the “Plan”) on behalf of selected employees of the Sponsoring Company and any Affiliated Companies which adopt the Plan with the permission of the Sponsoring Company, all in accordance with the terms and conditions set forth below.

SECTION ONE

PURPOSE OF PLAN

A. Designation. The Plan is designated the “Chiquita Brands International, Inc. Capital Accumulation Plan.”

B. Purpose. The purpose of the Plan is to provide retirement, disability, death and employment termination benefits for a select group of management and highly compensated employees of the Participating Companies and for the beneficiaries of those employees. The Plan is intended to be a non-qualified plan of executive deferred compensation, exempt from the requirements of Title I of ERISA.

C. Voluntary Participation. An Employee who completes the eligibility requirements set forth in Section Three of the Plan may voluntarily elect to participate in the Plan by notifying the Administrative Committee as described in Paragraph A of Section Seven.

SECTION TWO

DEFINITIONS

As used in the Plan:

“Accounts” shall mean a Participant’s Basic Match Contribution Account, his Deferral Contribution Account, his Incremental Match Contribution Account, his Savings Plan Restoration Match Contribution Account, his Predecessor Account, and, if applicable, his Deemed Participation Contribution Account. The term “Accounts” shall also include any additional accounts established by the Administrative Committee, in its sole discretion.

“Administrative Committee” shall mean the Chiquita Brands International, Inc. Employee Benefits Committee which has been appointed to administer the Plan in accordance with the provisions of Section Five of the Plan. Notwithstanding the foregoing, “Administrative Committee” may also include any individual or committee to which the Administrative Committee has delegated authority to act with respect to a specific activity. The Administrative Committee shall be the “named fiduciary,” as referred to in Section 402(a) of ERISA, with respect to the management, operation and administration of the Plan.

“Affiliated Company” or “Affiliated Companies” shall mean (i) a member of a controlled group of corporations of which the Sponsoring Company is a member, as determined in accordance with

Section 414(b) of the Internal Revenue Code and the regulations issued thereunder, (ii) a trade or business which is under common control with the Sponsoring Company, as determined in accordance with Section 414(c) of the Internal Revenue Code and the regulations issued thereunder, or (iii) a member of an affiliated service group of which the Sponsoring Company is a member, as determined in accordance with Section 414(m) of the Internal Revenue Code. In addition, “Affiliated Company” shall also include any other entity designated by the Board of Directors of the Sponsoring Company in its sole discretion.

“Basic Match Contribution” shall mean the cumulative amount the Participating Company contributes to the Trust each Plan Year on behalf of a Participant, as described in Paragraph B of Section Seven of the Plan.

“Basic Match Contribution Account” shall mean the account maintained for a Participant reflecting the Basic Match Contributions allocated to such Participant pursuant to Paragraph B of Section Seven, as adjusted by earnings or losses thereon in accordance with the provisions of Section Six.

“Beneficiary” shall mean any person entitled to receive benefits which are payable upon or after a Participant’s death pursuant to Section Ten of the Plan.

“Board of Directors” shall mean the Board of Directors of the Sponsoring Company or the Board of Directors of a

Participating Company, as the case may be, or any individual or committee to which the Board of Directors has delegated authority to act with respect to a specific activity.

“Bonus” shall mean any amount payable as a bonus in the Plan Year to an Employee, other than severance bonuses, to the extent that such amount is classified as a “Bonus” for purposes of this Plan and is payable pursuant to a program which has been specifically identified by an authorized representative of the Sponsoring Company as eligible for consideration as a Bonus hereunder. The Bonus amount will be increased by any amounts with respect to which the Employee has elected to defer or reduce such Bonus for federal income tax purposes (i) under this Plan, (ii) under a Savings Plan or (iii) under any “cafeteria plan,” dependent care assistance program or qualified transportation fringe benefit program (as described in Sections 125, 129 and 132 of the Internal Revenue Code) maintained by the Participating Companies. Bonus shall not include any amounts paid to the Employee pursuant to a program which has not been identified as eligible for consideration as the source of a Bonus for purposes of this Plan.

“Change of Control” shall mean the occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than an Exempt Holder or Exempt

Entity, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the total voting power of all of the Sponsoring Company’s voting securities then outstanding (“Voting Shares”), provided, that Exempt Holders “beneficially own” (as so defined), on a combined basis, a lesser percentage of the Voting Shares than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;

(ii) on any date, the individuals who constituted the Sponsoring Company’s Board of Directors at the beginning of the two-year period immediately preceding such date (together with any new directors whose election by the Sponsoring Company’s Board of Directors, or whose nomination for election by the Sponsoring Company’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(iii) immediately after a merger or consolidation of the Sponsoring Company or any subsidiary of the Sponsoring Company with or into, or the sale or other disposition of all or substantially all of the Sponsoring Company’s assets to, any other corporation, (a) the Voting Shares of the Sponsoring Company outstanding immediately prior to such transaction do not represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity or any parent thereof) more than 50% of the total voting power of the voting securities of the Sponsoring Company or surviving or acquiring entity or any parent thereof outstanding immediately after such merger or consolidation; and (b) either (x) a person or group (other than an Exempt Entity) beneficially owns a percentage of the total voting power of the Sponsoring Company or surviving or acquiring entity or any parent thereof which exceeds both 20% and the percentage owned, on a combined basis, by the Exempt Holders or (y) the Exempt Holders beneficially own, on a combined basis, less than 2% of such voting power. In the case of a Participating Company other than the Sponsoring Company, “Change of Control” shall mean (i) such Participating Company ceasing to be a direct or indirect subsidiary of the Sponsoring Company (or its successor entity) or (ii) a sale of substantially all of such Participating Company’s assets to an entity other than the Sponsoring Company (or its successor entity) or one or more of its subsidiaries.

“Company Contribution Account” shall mean the account maintained for a Participant reflecting contributions made by a Participating Company which are allocated to such Participant pursuant to Section Seven of the Plan, as adjusted for earnings or losses thereon in accordance with the provisions of Section Six of the Plan. A Participant’s Company Contribution Account shall consist of the following subaccounts where applicable: (i) a Basic Match Contribution Account, (ii) a Deemed Participation Match Contribution Account, (iii) a Savings Plan Restoration Match Contribution Account and (iv) an Incremental Match Contribution Account. All references in the Plan or Trust Agreement to “Company Contribution Account” shall, where appropriate, be deemed to constitute a reference to the above-referenced subaccounts.

“Compensation” shall mean an Employee’s Salary and Bonus payable by a Participating Company during a Plan Year.

“Deemed Participation Match Contribution” shall mean the credit made to the ledger account maintained by a Participating Company on behalf of a Participant who had attained age forty-five (45) prior to the Effective Date which reflects the hypothetical Basic Match Contributions and Incremental Match Contributions which would have been made to the Trust on behalf of the Participant between the Participant’s Index Date and the Effective Date, had the Plan been in effect during such period of time, subject to the further limitations described in Paragraph E of Section Seven of the Plan.

“Deemed Participation Match Contribution Account” shall mean the ledger account maintained by a Participating Company on behalf of a Participant reflecting the Deemed Participation Match Contributions allocated to such Participant pursuant to Paragraph E of Section Seven.

“Deferral Contribution” shall mean the cumulative amount the Participating Company contributes to the Trust each Plan Year on behalf of a Participant equal to the amount by which a Participant elected to reduce his Compensation for such Plan Year pursuant to Paragraph A of Section Seven.

“Deferral Contribution Account” shall mean the account maintained for a Participant reflecting the Deferral Contributions allocated to such Participant pursuant to Paragraph A of Section Seven, as adjusted by earnings or losses thereon in accordance with the provisions of Section Six of the Plan.

“Effective Date” of the Plan shall mean January 1, 2000.

“Eligible Participant” shall be used in the context of determining which Participants are eligible to receive Incremental Match Contributions and Savings Plan Restoration Match Contributions and shall mean any Participant who (i) was employed by a Participating Company or an Affiliated Company on the last day of the Plan Year, and (ii) elected, pursuant to Paragraph A of Section Seven, to reduce his Compensation with respect to such Plan Year.

“Employee” shall mean any person employed by a Participating Company (i) who is a “Highly Compensated Employee” determined by applying the principles of Section 414(q) of the Internal Revenue Code, but applied as if the person’s Salary was the only compensation received from the Participating Company, and (ii) who has either been designated as an “Executive Officer” by the Board of Directors for purposes of Rule 3b-7 under the Exchange Act or has been designated by the Administrative Committee as eligible to participate in the Plan. For purposes of (i), above, an individual will be treated as satisfying such condition with respect to the first day of a Plan Year if the individual’s current Salary equals or exceeds the indexed dollar amount of compensation under Section 414(q)(1)(B)(i) as in effect on the October 1 of the immediately preceding Plan Year. In addition, if an individual is hired during a Plan Year, such individual will be deemed to have met the requirement of (i), above, as of his date of hire if his current Salary equals or exceeds the indexed dollar amount of compensation under Section 414(q)(1)(B) (i) as in effect on the first day of such Plan Year.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. References in the Plan to any Section of ERISA shall include any successor provision thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exempt Holder” shall mean American Financial Group, Inc., each of its subsidiaries and affiliates, Carl H. Lindner, his spouse, his children and their spouses and his grandchildren (or the legal representative of any such person) and each trust for the benefit of each such person.

“Exempt Entity” means (i) an institution that is entitled under Rule 13(d)-1 of the Exchange Act (or any successor rule or regulation) to report its ownership of equity securities of the Sponsoring Company through the filing of a statement on Schedule 13G under the Exchange Act, in lieu of Schedule 13D, for so long as such institution remains so entitled, (ii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iii) the Sponsoring Company, any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Sponsoring Company or any of its subsidiaries, and (iv) the surviving or acquiring entity (and the direct and indirect wholly owning parents thereof) in a merger, consolidation, sale or disposition transaction of the type referred to in clause (iii) of the definition of a Change of Control provided such transaction has not resulted in a Change in Control due to failure to satisfy the conditions of subclause (a) or subclause (b) of said clause (iii).

“Incremental Match Contribution” shall mean the cumulative amount the Participating Company contributes to the Trust each Plan Year on behalf of an Eligible Participant described in Paragraph C of Section Seven of the Plan.

“Incremental Match Contribution Account” shall mean the account maintained for a Participant reflecting the Incremental Match Contribution allocated to such Participant pursuant to Paragraph C of Section Seven, as adjusted by earnings or losses thereon in accordance with the provisions of Section Six of the Plan.

“Incremental Years” shall mean, with respect to a Participant, the whole number of Plan Years in the sequence which begins with the Participant’s Index Year and ends with the then-current Plan Year, inclusive.

“Index Date” shall mean, in the case of Participant who is employed on the Effective Date and who has attained 45 on or before the Effective Date, the first day of the Calendar Year in which such Participant attained age 45. In the case of a Participant who is employed on the Effective Date and has not yet attained age 45 as of the Effective Date, the term Index Date means the first day of the Calendar Year in which the Participant attains the age of 45 plus “n” where “n” equals the number of years from the beginning of the Participant’s first year of participation in this Plan prior to the year in which the Participant attains age 45. In the case of a Participant who is hired after the Effective Date, and who attains age 45 prior to becoming a Participant in the Plan, the Index Date shall be the first day of the Calendar Year in which the Participant attained age 45. In the case of a Participant who is hired after the Effective Date and who has not attained age 45 prior to commencing participation in the Plan, the Index Date shall be the first day of the Calendar Year in which the executive attains age 45 plus “n” where “n” equals the number of years, if any, from the beginning of the Participant’s first year of participation in this Plan prior to the year in which the Participant attains age 45.

“Index Year” shall mean, with respect to a Participant, the Plan Year that includes such Participant’s Index Date.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. References in the Plan to any Section of the Internal Revenue Code shall include any successor provision thereto.

“Investment Election” shall mean the form, filed with the Administrative Committee, or its delegate, or such other procedure as may be specified by the Administrative Committee at any time, and from time to time, through which a Participant may designate the manner in which his Accounts shall be allocated among the Investment Funds.

“Investment Election Date” shall mean the first business day of each month.

“Investment Fund” shall mean each fund, contract, or other arrangement designated by the Administrative Committee as an Investment Fund in which Participants may direct their Accounts to be invested.

“Participant” shall mean an Employee who becomes a Participant in the Plan as provided in Section Four of the Plan.

“Participating Company” shall mean the Sponsoring Company, or any Affiliated Company which the Sponsoring Company designates as having adopted the Plan and Trust pursuant to the provisions of Section Twenty of the Plan.

“Plan” shall mean the Chiquita Brands International, Inc. Capital Accumulation Plan as set forth in this document, and as hereafter amended.

“Plan Year” shall mean the twelve (12) -consecutive month period ending on December 31.

“Predecessor Account” shall mean the amount in a Participant’s 1999 Plan Year deferred compensation account under the Chiquita Brands International, Inc. Deferred Compensation

Plan or the American Produce Company Deferred Compensation Plan, as applicable, which such Participant elected to transfer to this Plan as of January 1, 2000, as adjusted for earnings or losses thereon in accordance with the provisions of Section Six of the Plan. The amounts allocated to a Participant’s Predecessor Account shall be subject to all of the rules and procedures in this Plan which apply to a Participant’s Deferral Contribution Account, except that all prior elections regarding the term of deferral and form of distribution of such 1999 Plan Year deferred compensation account shall remain in effect for purposes of this Plan. This amount shall not be considered a Deferral Contribution for purposes of the Basic Match Contribution, the Incremental Match Contribution, the Savings Plan Restoration Match Contribution or the Deemed Participation Match Contribution.

“Retirement Date” of a Participant shall mean the later of (i) Participant’s fifty-fifth (55th) birthday, or (ii) the date upon which a Participant completes ten (10) Years of Service commencing with the calendar year in which the Participant attains his forty-fifth (45th) birthday.

“Salary” shall mean basic cash compensation before any payroll deductions for taxes or any other purposes, payable by a Participating Company to an Employee in respect of such Employee’s service for a Participating Company during the Plan

Year increased by any amounts with respect to which the Employee has elected to defer or reduce remuneration for federal income tax purposes (i) under this Plan, (ii) under a Savings Plan or (iii) under any “cafeteria plan”, dependent care assistance program or qualified transportation fringe benefit program (as described in Sections 125, 129 and 132 of the Internal Revenue Code) maintained by the Participating Companies. Salary shall not include any amounts paid to the Employee as (i) overtime pay, (ii) any imputed income, severance pay and special allowances or other amounts not considered as a part of base salary for time actually worked, (iii) any amounts paid during a Plan Year on account of the Employee under this Plan or under any other employee pension benefit plan (as defined in Section 3(2) of ERISA), and (iv) except as otherwise provided in the preceding sentence, any amounts which are not includible in the Employee’s income for applicable income tax purposes.

“Savings Plan” shall mean the Chiquita Savings and Investment Plan and any other qualified or nonqualified retirement program maintained by any Participating Company into which employee contributions and employer matching contributions may be made.

“Savings Plan Restoration Match Contribution” shall mean the cumulative amount the Participating Company contributes to the Trust each Plan Year as described in Paragraph D of Section Seven of the Plan.

“Savings Plan Restoration Match Contribution Account” shall mean the account maintained for a Participant reflecting the Savings Plan Restoration Match Contribution allocated to such Participant pursuant to Paragraph D of Section Seven, as adjusted by earnings or losses thereon in accordance with the provisions of Section Six of the Plan.

“Sponsoring Company” shall mean Chiquita Brands International, Inc.

“Total and Permanent Disability” shall mean physical and/or mental incapacity of such a nature that it prevents a Participant from engaging in or performing the principal duties of his customary employment or occupation on a continuing or sustained basis.

“Trust” shall mean the entity established pursuant to a Chiquita Brands International, Inc. Capital Accumulation Plan Trust Agreement between the Sponsoring Company and a trustee selected by the Administrative Committee from time to time.

“Valuation Date” shall mean the last day of each month or any other date the Administrative Committee, in its sole discretion, shall select as a Valuation Date.

“Year of Service” shall mean a twelve (12) month period beginning on a Participant’s initial date of hire and on successive anniversaries of such date during which the Participant is treated by the Sponsoring Company or any Affiliated Company as continuously employed.

Wherever appropriate, words used in the Plan in the singular may mean the plural, the plural may mean the singular, and the masculine may mean the feminine.

SECTION THREE

REQUIREMENTS FOR ELIGIBILITY

Any Employee shall be eligible to elect to have Deferral Contributions made on his behalf under the Plan and to share in the allocations of Basic Match Contributions and, if applicable, Deemed Participation Match Contributions, Savings Plan Restoration Match Contributions and Incremental Match Contributions under the Plan. Any Participant who has made an election to make Deferral Contributions under this Plan, who incurs a termination of employment, and who is subsequently rehired by a Participating Company, shall automatically become eligible to elect to have Deferral Contributions made on his behalf under the Plan effective as of the date of his rehire. In such case the Participant’s Incremental Years for purposes of computing Incremental Match Contributions and the post-date of hire service for purposes of computing the portion of any Deemed Participation Match Contributions earned by the Participant will be adjusted to exclude the years of the break in service and Years of Service for vesting purposes will be adjusted in accordance with the principles applying to qualified plans under the Internal Revenue Code.

SECTION FOUR

PARTICIPATION IN THE PLAN

Within thirty (30) days after meeting the eligibility requirements of Section Three, each Employee shall be notified that he is eligible to participate in the Plan and shall be provided with such election forms as may be required to initiate such participation and any other applicable information. In addition, an Employee who enrolls in the Plan as of the Effective Date may elect, pursuant to such procedures as the Administrative Committee may determine, to have a Predecessor Account established on his behalf with respect to the 1999 Plan Year deferred compensation attributable to the Chiquita Brands International, Inc. Deferred Compensation Plan or the American Produce Company Deferred Compensation Plan. Finally, each Employee who becomes a Participant shall be provided with a designation of beneficiary form with which he may designate one or more Beneficiaries to receive benefits in the event of his death.

Prior to October 22, 2001, elections to participate in the Plan by individuals who qualify as Employees as of the first day of any Plan Year must be made no later than November 15 of the immediately preceding Plan Year except (i) with respect to the Plan Year which begins January 1, 2000, such election must be made no later than December 15, 1999, and (ii) with respect to the Plan Year in which an individual is initially hired and first qualifies as an Employee and therefore becomes eligible to participate in the Plan, such election must be made within sixty (60) days of the date on which such individual was notified of his eligibility and such election shall be effective as of the first payroll period following its receipt and processing by the Administrative Committee.

On and after October 22, 2001, the rules set forth in the immediately preceding paragraph shall continue to apply with respect to any election to defer any portion of a Bonus payable by a Participating Company with respect to a Plan Year by an eligible Employee.

On or after October 22, 2001, any election by an eligible Employee to defer Salary pursuant to this Plan must be made no less than thirty (30) days prior to the first pay period with respect to which such Salary deferral election is intended to be effective.

The Administrative Committee may, in its sole discretion, establish any time procedures to effectuate the enrollment during a Plan Year of an individual who is promoted during the Plan Year into a position which qualifies the individual as an Employee with respect to such Plan Year.

Any Employee who does not elect to have Deferral Contributions made with respect to any Bonuses otherwise payable to him as of the first date on which he is first eligible shall be allowed to make a subsequent election to have Deferral Contributions made with respect to Bonuses otherwise payable to him as of the January 1 of any subsequent Plan Year, provided that such individual notifies the Administrative Committee no later than November 15 of the immediately preceding Plan Year, pursuant to such notification procedures as the Administrative Committee may establish, from time to time.

Effective October 22, 2001, any Employee who does not elect to have Deferral Contributions made with respect to Salary otherwise payable to him as of the first day on which he is first eligible shall be allowed to make a subsequent election to have Deferral Contributions made with respect to Salary otherwise payable to him as of the first day of any future pay period provided that a written election to have such Salary Deferral Contributions made to the Plan is received and processed by the Administrative Committee no less than thirty (30) days before the first day of the payroll period with respect to which such election is intended to be effective.

SECTION FIVE

ADMINISTRATION OF THE PLAN

A. Responsibility for Administration of the Plan. The Administrative Committee shall be responsible for the management, operation and administration of the Plan.

B. Appointment of Administrative Committee. The Board of Directors of the Sponsoring Company has appointed the Chiquita Brands International, Inc. Employee Benefits Committee to be the Administrative Committee hereunder. The Administrative Committee shall be responsible for the management, operation and administration of the Plan. Any member of the Administrative Committee may resign by delivering written notice to the Board of Directors of the Sponsoring Company. The Board of Directors of the Sponsoring Company shall be authorized to remove any member of the Administrative Committee at any time and in its sole discretion to appoint a successor whenever a vacancy on the Administrative Committee occurs.

C. Delegation of Powers. The Administrative Committee may appoint such assistants or representatives as it deems necessary for the effective exercise of its duties in administering the Plan. The Administrative Committee may delegate to such assistants and representatives any powers and duties, both ministerial and discretionary, as it deems expedient or appropriate.

D. Records. All acts and determinations with respect to the administration of the Plan made by the Administrative Committee and any assistants or representatives appointed by it shall be duly recorded by the Administrative Committee or by the assistant or representative appointed by it to keep such records. All records, together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the Administrative Committee or the assistants or representatives appointed by it.

E. General Administrative Powers. The Administrative Committee shall have all powers necessary to administer the Plan in accordance with its terms, including the power to construe the Plan and to determine all questions that may arise thereunder. In the exercise of such powers under the Plan, the Administrative Committee shall have discretionary authority to interpret the terms of the Plan and to determine eligibility for and entitlement to Plan benefits in accordance with the terms of the Plan. Any interpretation or determination made pursuant to such discretionary authority shall be given full force and effect, unless such interpretation or determination is made after a Change in Control and is shown to be unreasonable, arbitrary or capricious.

F. Appointment of Professional Assistance and Investment Manager. The Administrative Committee may engage accountants,

attorneys, physicians and such other personnel as it deems necessary or advisable. The functions of any such persons engaged by the Administrative Committee shall be limited to the specific services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. The fees and costs of such services shall be paid by the Participating Companies.

G. Actions by the Administrative Committee. All actions of the Administrative Committee shall be taken pursuant to the decision of a majority of the then members of the Administrative Committee.

H. Discretionary Acts. In the event the Administrative Committee exercises any discretionary authority under the Plan with respect to a Participant who is a member of the Administrative Committee, such discretionary authority shall be exercised solely and exclusively by those members of the Administrative Committee other than such Participant, or, if such Participant is the sole member of the Administrative Committee, such discretionary authority shall be exercised solely and exclusively by the Board of Directors of the Sponsoring Company.

I. Payment of Fees and Expenses. The members of the Administrative Committee and their assistants and representatives shall be entitled to payment from the Participating Companies for all reasonable costs, charges and expenses incurred in the administration of the Plan, including, but not limited to, reasonable fees for accounting, legal and other services rendered, to the extent incurred by the members of the Administrative Committee or their assistants and representatives in the course of performance of their duties under the Plan.

J. Plan Administrator. The Sponsoring Company shall be the “administrator” (as defined in Section 3(16)(A) of ERISA) of the Plan. The Vice President of Human Resources of the Sponsoring Company shall be the designated agent for service of legal process.

K. Allocation and Delegation of Administrative Committee Responsibilities. The Administrative Committee may upon approval of a majority of the members of the Administrative Committee, (i) allocate among any of the members of the Administrative Committee any of the responsibilities of the Administrative Committee under the Plan or (ii) designate any person, firm or corporation that is not a member of the Administrative Committee to carry out any of the responsibilities of the Administrative Committee under the Plan. Any such allocation or designation shall be made pursuant to a written instrument executed by a majority of the members of the Administrative Committee.

SECTION SIX

PARTICIPANTS’ ACCOUNTS

A. Maintenance of Accounts. There shall be maintained on behalf of each Participant a Basic Match Contribution Account, an Incremental Match Contribution Account, a Deferral Contribution Account, a Savings Plan Restoration Match Contribution Account, a Predecessor Account and, if applicable, a Deemed Participation Match Contribution Account. The Participant’s interest in his Company Contribution Accounts shall be subject to the vesting schedule set forth in Paragraph A of Section Eleven. The Participant’s interest in his Deferral Contribution Account and Predecessor Account shall be one hundred percent (100%) vested at all times. All payments to a Participant or his Beneficiaries shall be charged against the respective Accounts of such Participant.

B. Accounts of Participant Transferred to an Affiliated Company. If a Participant is transferred to an Affiliated Company which has not adopted the Plan, the amounts which are credited to his Accounts shall continue to be governed by the provisions of the Plan.

C. Adjustment of Participants’ Accounts. Promptly after the last day of each Plan Year or such other dates no less frequently than annually as the Administrative Committee shall decide, the Administrative Committee or its delegate shall adjust the Accounts of each Participant (other than a Participant’s Deemed Participation Match Contribution Account) so that the amount of net income, loss, appreciation or depreciation in the value of the amount invested in an Investment Fund shall be allocated equitably and exclusively to the Accounts of the Participants invested in such Investment Fund. Promptly after the last day of each Plan Year, the Administrative Committee shall adjust the Deemed Participation Match Contribution Account of each Participant by the amount of interest specified in Paragraph E of Section Seven.

D. Investment of Contributions.

(i) Participant-Directed Investments. In accordance with procedures established by the Administrative Committee, each Participant shall have the opportunity, at the time of enrollment for a Plan Year and subsequently on or before each Investment Election Date, to make an Investment Election with the Administrative Committee or its delegate, which shall apply to all of the Participant’s Accounts for all or any specified Plan Year or Plan Years other than his Deemed Participation Match Contribution Account which will be credited with interest as specified in Paragraph E of Section Seven. This election shall be effective beginning on the Investment Election Date following its receipt by the Administrative Committee, or its delegate, and shall continue in effect until revoked or modified as of a subsequent Investment Election Date. The following restrictions shall apply to such investment elections:

(a) No election may be made in violation of any applicable investment contract or other agreement establishing an Investment Fund, and

(b) Transfers among the available Investment Funds may be made daily in whole percentage multiples of one percent (1%) of the balances therein.

In addition, the Administrative Committee, in its sole discretion, may from time to time establish special Investment Election Dates to provide the Participants with additional opportunities to designate the manner in which their Accounts shall be allocated among the then-available Investment Funds.

(ii) Other Investments. All Accounts not subject to an Investment Election filed with the Administrative Committee pursuant to subparagraph (i) above shall be invested in a money market fund or other liquid or pooled fund investment vehicle selected by the Administrative Committee.

E. No Right to Specific Assets. The fact that for administrative purposes Accounts are maintained for each Participant under the Plan shall not be deemed to segregate for such Participant, or to give such Participant any direct interest in, any specific assets of the Participating Companies except as otherwise provided in Section Eighteen below.

F. Participant Statements. Promptly after the end of each Plan Year the Administrative Committee shall issue statements of account to each Participant.

SECTION SEVEN

ALLOCATIONS TO PARTICIPANT’S ACCOUNTS

A. Deferral Contributions. Each Plan Year, the Participating Company employing a Participant who has elected to reduce his Compensation pursuant to subparagraph (i) of this Paragraph A shall withhold from such Participant’s Compensation the Deferral Contributions, as elected by such Participant.

(i) Deferral Elections. A Participant may elect to reduce his Compensation by an amount of up to eighty percent (80%) of his Salary and up to eighty percent (80%) of his Bonus provided, however, that the aggregate amount by which a Participant may elect to reduce his Compensation under this subparagraph (i) of Paragraph A of Section Seven of the Plan shall not cause such Participant’s Compensation to be reduced below the amount necessary to satisfy the following obligations:

(a) Applicable employment taxes (e.g. FICA/Medicare) on amounts of Compensation which have been deferred;

(b) Any Federal or state tax withholding requirements relating to any employee benefit plan and

(c) Any Federal or state tax withholding requirements relating to any taxable remuneration payable to the Participant.

Such contributions shall be made through regular payroll deductions by notifying the Administrative Committee, no later than the November 15 of the year preceding the Plan Year for which such election is intended to become effective pursuant to such notification procedures as the Administrative Committee may establish, from time to time. In addition, any and all of the dates referenced in the preceding sentence may be modified by the Administrative Committee at any time and from time to time. Effective as of October 22, 2001, a Participant may elect to increase, but not decrease, the percentage of his Salary which is covered under a Deferral Contribution Election by notifying the Administrative Committee no less than thirty days prior to the first day of the payroll period with respect to which such increased percentage is to be applied. A Participant may make separate elections with respect to his Salary and his Bonus. However, no election may be made with respect to a Bonus subsequent to November 15 of the Plan Year preceding the Plan Year for which the Bonus would otherwise be paid. The most recent election shall remain in effect for the entire Plan Year unless increased (in the case of an election to defer Salary) in accordance with the provisions of this subparagraph (i) of this Paragraph A or until suspended or revoked pursuant to this subparagraph (ii) of this Paragraph A and, unless revoked, shall remain in effect for subsequent Plan Years unless a new election is made for any such subsequent Plan Year.

(ii) Suspension of Reductions. A Participant may not elect to suspend any Deferral Contributions which relate to an eligible

Bonus which is subject to any existing deferral election. A Participant may, however, elect to suspend his Deferral Contributions which relate to his Salary for a Plan Year within such Plan Year by notifying the Administrative Committee no later than thirty (30) days prior to the first applicable payroll period as of which such election is intended to become effective, pursuant to such notification procedures as the Administrative Committee may establish, from time to time. Any such suspension shall remain in effect for the remainder of the Plan Year in which such suspension election is made and the Participant will be further suspended from making any new Deferral Contributions with respect to his Salary during the following Plan Year. During such period of suspension, the Deferral Contributions of such Participant relating to Salary shall be suspended. A Participant may not make up suspended Deferral Contributions. The Deferral Contributions of a Participant shall be suspended automatically for any payroll period in which such Participant does not receive any Compensation.

(iii) Method of Allocating Deferral Contributions. Each Participant who elected to reduce his Compensation during a Plan Year pursuant to the provisions of this Paragraph A shall receive an allocation of Deferral Contributions to his Deferral Contribution Account for such Plan Year equal to the amount by which he elected to reduce and has in fact reduced his

Compensation for such Plan Year pursuant to the provisions of this Paragraph A. Such allocations shall be credited to the Participant’s Deferral Contribution Account and made to the Trust as soon as practicable but in no event more than 30 days after they are deducted from Participant’s Salary or Bonus.

B. Basic Match Contributions. Each Participant shall receive an allocation to his Basic Match Contribution Account in accordance with the following:

(i) Plan Years Beginning Prior to January 1, 2004. For each Plan Year beginning prior to January 1, 2004, each Participant shall receive an allocation to his Basic Match Contribution Account for such Plan Year in an amount such that when added to his Incremental Match Contribution under paragraph C of this Section Seven shall equal fifty percent (50%) of the amount of Deferral Contributions allocated to such Participant under Paragraph A above for such Plan Year. The aggregate amount of the Basic Match Contributions which may be allocated to each Participant’s Basic Match Contribution Account for such Plan Year under this Plan shall not exceed six percent (6%) of his Compensation reduced by six percent (6%) of such amount of his Salary as does not exceed the dollar limitation then in effect under Section 401(a)(17) of the Internal Revenue Code (which reduction amount is a deemed contribution made on behalf of such Participant under any Savings Plan). In no event will such a deemed contribution exceed the annual limit on elective deferrals then in effect under Section 402(g) of the Internal Revenue Code.

(ii) Plan Years Beginning On or After January 1, 2004. For each Plan Year beginning on or after January 1, 2004, each Participant shall receive allocations to his Basic Match Contribution Account for such Plan Year in accordance with Paragraphs (a) and (b) below:

(a) For each Plan Year beginning on or after January 1, 2004, each Participant shall receive an allocation to his Basic Match Contribution Account for such Plan Year in an amount equal to one-hundred percent (100%) of the amount of Deferral Contributions allocated to such Participant under Paragraph A above for such Plan Year. The aggregate amount of the Basic Match Contributions under this Paragraph B(ii)(a) which may be allocated to each Participant’s Basic Match Contribution Account for such Plan Year shall not exceed the percent of the Participant’s Compensation determined in accordance with the chart below:

Participant’s Highest Attained Age During Plan Year	Percent of Compensation
Age 44 and Below	1%
45	2%
46	3%
47	4%
48	5%
49	6%
50	7%
51	8%
52	9%
53	10%
54	11%
55	12%
56	13%
57	14%
58	15%
59	16%
Age 60 and Above	17%

(b) For each Plan Year beginning on or after January 1, 2004, each Participant shall receive an allocation to his Basic Match Contribution Account for such Plan Year in an amount equal to one-hundred percent (100%) of the amount of Deferral Contributions allocated to such Participant under Paragraph A above for such Plan Year, provided that the aggregate amount of the Basic Match Contribution under this Paragraph B(ii)(b) which may be allocated to each Participant’s Basic Match

Contribution Account for such Plan Year under this Plan shall not exceed four percent (4%) of the portion of the Participant’s Compensation for such Plan Year that exceeds the dollar limitation on compensation set forth under Section 401(a)(17) of the Internal Revenue Code.

(iii) The Basic Match Contribution shall be credited to the Participant’s Basic Match Contribution Account and made to the Trust throughout the Plan Year at the same time as the Participant’s Deferral Contributions, to which such Basic Match Contributions relate, are made to the Trust.

(iv) The Basic Match Contribution Account shall be subject to the vesting schedule set forth in Paragraph A(iii) of Section Eleven.

(v) Notwithstanding the foregoing, for Plan Years beginning on or after January 1, 2004, the Basic Match Contribution with respect to any Plan Year may not exceed Fifty Thousand Dollars ($50,000).

C. Incremental Match Contributions. For Plan Years beginning on or after January 1, 2004, no Participant shall receive an allocation to his Incremental Match Contribution Account. For Plan Years beginning prior to January 1, 2004, each Participant shall receive an allocation to his Incremental Match Contribution Account in accordance with the following:

(i) For each Plan Year beginning prior to January 1, 2004, each Eligible Participant whose Index Date has occurred during such Plan Year or during a prior Plan Year shall receive an allocation to his Incremental Match Contribution Account for such Plan Year in an amount such that when added to his Basic Match Contribution under paragraph B(i) of this Section Seven shall equal fifty percent (50%) of the amount of Deferral Contributions allocated to such Eligible Participant under Paragraph A above for such Plan Year. Notwithstanding the above, the aggregate amount of Incremental Match Contributions which may be allocated to an Eligible Participant’s Incremental Match Contribution Account with respect to a Plan Year may not exceed the multiple of (a) one percent (1%) of the Eligible Participant’s Compensation for such Plan Year, times (b) the number of the Eligible Participant’s Incremental Years as of the last day of the current Plan Year.

(ii) As a further limitation to the amount of an Eligible Participant’s Basic Match Contributions set forth in Paragraph B(i) and Incremental Match Contributions, the sum of the Basic Match Contributions set forth in Paragraph B(i)and the Incremental Match Contributions with respect to any Plan Year may not exceed the lesser of (i) Fifty Thousand Dollars ($50,000) or (ii) Fifteen Percent (15%) of the Eligible Participant’s Compensation with respect to such Plan Year.

If the application of these limitations would otherwise result in the reduction of the Incremental Match Contributions to an amount less than zero, such excess reduction shall instead be applied to reduce the Participant’s Basic Match Contributions set forth in Paragraph B(i).

(iii) The Incremental Match Contributions with respect to a Plan Year shall be credited to the Eligible Participant’s Incremental Match Contribution Account and made to the Trust as soon as practicable after the end of such Plan Year.

(iv) The Incremental Match Contribution Account shall be subject to the vesting schedule set forth in Paragraph A (iv) of Section Eleven.

D. Savings Plan Restoration Match Contributions. For Plan Years beginning on or after January 1, 2004, no Participant shall receive an allocation to his Savings Plan Restoration Match Contribution Account. For Plan Years beginning prior to January 1, 2004, each Participant shall receive an allocation to his Savings Plan Restoration Match Contribution Account in accordance with the following:

(i) For Plan Years beginning prior to January 1, 2004, each Eligible Participant whose Salary for such Plan Year is less than the dollar limitation on compensation set forth under Section 401(a)(17) of the Internal Revenue Code but only after taking into account the Eligible Participant’s Deferral

Contributions with respect to Salary pursuant to Paragraph A of this Section 7, shall receive an allocation to his Savings Plan Restoration Match Contribution Account for such Plan Year in an amount equal to six percent (6%) of the positive difference, if any, between the amount of his Salary which does not exceed the dollar limitation then in effect under Section 401(a)(17) of the Internal Revenue Code and his Salary after reduction by the amount of his Deferral Contributions with respect to Salary pursuant to Paragraph A of this Section Seven.

(ii) The Savings Plan Restoration Match Contribution Account shall be credited to the Eligible Participant’s Savings Plan Restoration Account and made to the Trust as soon as practicable after the end of such Plan Year.

(iii) The Savings Plan Restoration Match Contribution Account shall be subject to the vesting schedule set forth in Paragraph A(v) of Section Eleven.

E. Deemed Participation Match Contribution. On the Effective Date, each Eligible Participant whose Index Date occurred prior to the Effective Date and who elects to make a Deferral Contribution for the Plan Year 2000 will receive a ledger account credit for a constructive Deemed Participation Match Contribution with respect to each Plan Year occurring between such Eligible Participant’s Index Date and the Effective Date computed as follows:

(i) A determination will be made of the amount of the Basic Match Contributions and the Incremental Match Contributions which would have been allocated to such Eligible Participant’s Accounts with respect to each Plan Year had the Plan been in effect during such Plan Year and had the individual elected the maximum amount of permissible Deferral Contributions with respect to such Plan Year based on the Eligible Participant’s annualized Salary and target Bonus in effect on December 1, 1999. Such determination will include all limitations set forth above in connection with the amount of the Basic Match Contributions and Incremental Match Contributions.

(ii) The above amount will be reduced by an amount equal to the actuarial equivalent computed lump-sum value of the annual accrued benefit which the individual has earned as of the time of the computation of such ledger credit under the terms of any defined benefit retirement-type plan (whether tax-qualified or nonqualified) maintained by any Participating Company. Such computation shall be made by the Administrative Committee utilizing such reasonable methodology as it may develop from time to time in its discretion.

(iii) The above-referenced amount will be considered earned over a fifteen (15) year period in equal portions and each portion will be deemed to accrue on each of the first fifteen (15) anniversaries of the Eligible Participant’s date of hire by the Sponsoring Company or any Affiliated Company beginning with the Plan Year in which the Eligible Participant was first hired by the Sponsoring Company or any Affiliated Company. For the portions of the Deemed Participation Match Contribution which are deemed to have accrued in years prior to the Effective Date, all such portions shall be deemed to have accrued in a lump-sum on the Effective Date without interest. After the Effective Date, the remaining portions of the Deemed Participation Match Contribution, if any, shall be earned as of successive anniversaries of the Eligible Participant’s date of hire throughout the remainder of such fifteen (15)-year period in equal annual amounts computed as periodic payments, discounted at at 10% per annum, and such amounts, as earned, shall be credited to the ledger account on December 31 of each such year.

(iv) The accrued balance in the Eligible Participant’s ledger account shall be credited with interest on December 31 of each year at a rate to be determined prospectively and published by the Administrative Committee, in its discretion.

(v) The Deemed Match Contribution shall not actually be made to the Trust but the cumulative amount credited to the Deemed Participation Match Contribution ledger account shall instead be paid directly to the Eligible Participant in a lump sum by the applicable Participating Company if the Eligible Participant terminates employment after attaining his Retirement Date and after having become vested in accordance with Paragraph A(vi) of Section Eleven.

(vi) The entitlement of the Eligible Participant to the Deemed Participation Match Contribution shall be subject to the vesting schedule set forth in Paragraph A(vi) of Section Eleven.

F. Prospective Exclusion. From time to time, the Administrative Committee may, in its sole discretion, determine that the inclusion of an Employee in the Plan jeopardizes the ability of the Plan to continue to satisfy the requirements under Section 201(2) of ERISA. In such an instance, the Administrative Committee may direct the immediate distribution to such Employee of any vested amount in his Company Contribution Accounts and Deferral Contribution Account.

SECTION EIGHT

DISABILITY BENEFITS

A. Disability Retirement Benefits. If a Participant’s employment terminates by reason of Total and Permanent Disability while in the employ of the Sponsoring Company or an Affiliated Company, his Company Contribution Accounts shall fully vest (except for his Deemed Participation Match Contribution Account which will only be paid if the Participant has terminated employment after satisfying the conditions described in Section Eleven A(vi)), and he shall be entitled to receive benefits equal to the total amount in his Accounts in the Plan (except for his Deemed Participation Match Contribution Account which will only be paid if the Participant has terminated employment after satisfying the conditions described in Section Eleven A(vi)), as determined in accordance with the provisions of Paragraph A of Section Twelve hereof. Such benefits shall be paid at the time and in the manner specified in Section Twelve of the Plan.

B. Determination of Disability. The Administrative Committee shall determine whether a Participant has suffered a Total and Permanent Disability and its determination in that respect shall be binding upon the Participant. In making its determination, the Administrative Committee may (i) require the Participant to submit to medical examinations by doctors selected by the Administrative Committee or (ii) rely upon a determination that the Participant is entitled to disability benefits payable under Title II of the Social Security Act, 42 U.S.C. 301 et. seq., or similar subsequent section, as evidenced by a certificate of Social Security Insurance Award. The provisions of this Section Eight shall be uniformly and consistently applied to all Participants.

SECTION NINE

RETIREMENT BENEFITS

If a Participant is employed by the Sponsoring Company or an Affiliated Company on his Retirement Date, his Company Contribution Accounts shall fully vest at that time (except for his Deemed Participation Match Contribution Account which will only be paid if the Participant terminates employment after satisfying the conditions described in Section Eleven A(vi)). If the Participant continues in a Participating Company’s employ after his Retirement Date, he shall continue to be eligible to reduce his Compensation under the Plan and to share in the allocations of Company Contributions under the Plan until his actual retirement. Upon retirement on or after attaining his Retirement Date, a Participant shall be entitled to receive benefits equal to the total amount in his Accounts in the Plan (except for his Deemed Participation Match Contribution Account which will only be paid if the Participant terminates employment after satisfying the conditions described in Section Eleven A(vi)) as determined in accordance with the provisions of Paragraph A of Section Twelve hereof. Such benefits shall be paid at the time and in the manner specified in Section Twelve of the Plan.

SECTION TEN

DEATH BENEFITS

A. Death Benefits. Upon the death of a Participant who is employed by the Sponsoring Company or an Affiliated Company at the time of his death, such deceased Participant’s Company Contribution Accounts shall fully vest, (except for his Deemed Participation Match Contribution Account which will only be paid if the Participant dies after having satisfied the conditions described in Section Eleven A(vi)) and his Beneficiary shall be entitled to receive benefits equal to the total amount in the deceased Participant’s Accounts in the Plan (except for his Deemed Participation Match Contribution Account which will only be paid if the Participant dies after having satisfied the conditions described in Section Eleven A(vi)) as determined in accordance with the provisions of Paragraph A of Section Twelve hereof. Upon the death of a Participant who is not employed by the Sponsoring Company or an Affiliated Company at the time of his death, such deceased Participant’s Beneficiary shall be entitled to receive benefits equal to the vested amount in the deceased Participant’s Accounts in the Plan as determined in accordance with the provisions of Paragraph A of Section Eleven. In either event, such benefits shall be paid at the time and in the manner specified in Section Twelve of the Plan.

B. Designation of Beneficiaries. Each Participant may designate one or more Beneficiaries and contingent Beneficiaries by delivering a written designation thereof over his signature to the Administrative Committee. A Participant may designate different Beneficiaries at any time by delivering a new written designation over his signature to the Administrative Committee. Any such designation shall become effective only upon its receipt by the Administrative Committee. The last effective designation received by the Administrative Committee shall supersede all prior designations. A designation of a Beneficiary shall be effective only if the designated Beneficiary survives the Participant.

C. Failure of Participant to Designate. If a Participant fails to designate a Beneficiary, or if no designated Beneficiary survives the Participant, the Participant shall be deemed to have designated the Beneficiaries then in effect under the Group Term Life Insurance Plan of the Sponsoring Company or an Affiliated Company, or, in the absence of any such valid designation, his estate.

D. Beneficiaries’ Rights. Whenever the rights of a Participant are stated or limited in the Plan, his Beneficiaries shall be bound thereby.

SECTION ELEVEN

EMPLOYMENT TERMINATION BENEFITS

A. Vesting Rules.

(i) Vesting of Deferral Contribution Account. A Participant is always vested one hundred percent (100%) in his Deferral Contribution Account.

(ii) Vesting in Company Contribution Accounts in special cases. In the event of the termination of employment of a Participant due to death, incurrence of Total and Permanent Disability or after attainment of his Retirement Date or a Change in Control, such Participant shall be entitled to receive one hundred percent (100%) of the amount in his Company Contribution Accounts (other than the Deemed Participation Match Contribution Account which will only be payable if the Participant terminates employment after having satisfied the conditions described in Section Eleven A(vi)).

(iii) Vesting of Basic Match Contribution Account. In the event that the Participant terminates employment for reasons or under circumstances other than those set forth in subparagraph (ii) above, the vested status of the Participant’s Basic Match Contribution Account will be based upon a five-year vesting schedule wherein 20% of the balance of the Account will become vested for each Year of Service commencing with the Participant’s initial date of hire with the Sponsoring Company or an Affiliated Company.

(iv) Vesting of Incremental Match Contribution Account. In the event that the Participant terminates employment for reasons or under circumstances other than those set forth in subparagraph (ii) above, the vested status of the Participant’s Incremental Match Contribution Account will be based upon a schedule wherein 10% of the balance of the Account will become vested for each Year of Service commencing with the later of (i) the Participant’s initial date of hire with the Sponsoring Company or an Affiliated Company or (ii) the Participant’s Index Date.

(v) Vesting of Savings Plan Restoration Match Contribution Account. In the event the Participant terminates employment for reasons or under circumstances other than those set forth in subparagraph (ii) above, the vested status of Participant’s Savings Plan Restoration Match Contribution Account will be based upon a five-year vesting schedule wherein 20% of the balance of the Account will become vested for each Year of Service commencing with the Participant’s initial date of hire with the Sponsoring Company or an Affiliated Company.

(vi) Vesting of Deemed Participation Match Contribution Account. A Participant will become vested in his Deemed Participation Match Contribution ledger account on the

50

later of (i) his attainment of his Retirement Date or (ii) the fifth (5th) anniversary of the date of such Participant’s initial participation in the Plan. If the Participant terminates employment for any reason prior to such Retirement Date or prior to such fifth (5th) anniversary, the individual will have no entitlement to receive any payments with respect to his Deemed Participation Match Contribution.

(vii) Termination for Cause. Notwithstanding the above, in the event a Participant’s employment is terminated “for cause” other than a termination which occurs subsequent to a Change in Control, the Participant will not be entitled to receive any payments from the Plan other than a payment relating to his Deferral Contribution Account. For these purposes, the term “for cause” shall mean any of the following in the judgement of the Administrative Committee:

(a) any type of disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, or dishonesty in the course of a Participant’s employment or business relationship with the Company; or

(b) conviction of a felony or other crime involving a breach of trust or fiduciary duty owed to the Company; or

(c) unauthorized disclosure of trade secrets or confidential information of the Company; or

(d) a material breach of any agreement with the Company in respect of confidentiality, non-disclosure, non-competition or otherwise; or

(e) any serious violation of Company policy that is materially damaging to the Company’s interests.

B. Counting Years of Service. For purposes of this Section Eleven, all Years of Service (whether or not continuous) shall be taken into account.

C. Forfeiture of Non-Vested Amount. The excess of (i) the amount in the Company Contribution Accounts of a Participant whose termination of employment has occurred, over (ii) the vested amount in such Company Contribution Accounts as determined in accordance with the vesting schedules set forth in Paragraph A of this Section Eleven (such difference being referred to herein as the “Non-Vested Amount”) shall be forfeited upon the earlier of (i) the Participant’s receipt of a distribution of his total vested Accounts under the Plan or (ii) the second (2nd) anniversary following his termination of employment.

SECTION TWELVE

PAYMENT OF BENEFITS

A. General. The Administrative Committee shall distribute the benefits payable to a Participant (or, if applicable, his Beneficiary), pursuant to Paragraph B of this Section Twelve upon such Participant’s termination of employment. The amount of such distribution shall be equal to the vested balance (as provided in Paragraph A of Section Eleven) in such Participant’s Accounts as of the Valuation Date coincident with or immediately preceding the date on which the distribution is made, supplemented, where applicable, by an amount representing any amounts withheld from such Participant’s Compensation under Paragraph A of Section Seven subsequent to such Valuation Date.

B. Distribution of Benefits. Upon a Participant’s death or his termination of employment on or after a Change in Control, the Participating Company which employed such Participant at such time shall pay such Participant (or, if applicable, his Beneficiary) the benefits payable to him under Paragraph A of this Section Twelve in one lump sum payment as soon as administratively practicable after such event. In the event of a Total and Permanent Disability, such lump-sum payment will be made at the earliest of (i) recovery from the disability, (ii) death or (iii) attainment of age sixty-five (65).

In the event of a termination of employment prior to January 1, 2001 for reasons other than death, Change in Control or Total and Permanent Disability, such lump-sum payment will be made in the month of January following the Plan Year in which such termination of employment takes place. In the event of a termination of employment on or after January 1, 2001, for any reason other than death, Change in Control or Total and Permanent Disability, such lump-sum payment shall be made as soon as administratively practicable after such event. However, if at least one (1) year prior to his termination of employment for any reason other than a Change of Control or Total and Permanent Disability, the Participant made an irrevocable election in the manner specified by the Administrative Committee or its delegate to receive his benefits under the Plan which are attributable to Deferral Contributions, Basic Match Contributions and Incremental Match Contributions with respect to one or more designated Plan Years in the form of installment payments and such Participant had attained age forty-five (45) prior to his termination of employment, such distribution shall instead be made in the form of annual installment payments. The first payment shall be made as soon as administratively practicable after such termination of employment and subsequent payments shall be made in the month of February of each subsequent Plan Year.

If a Participant elects distribution in the form of annual installment payments, he shall further designate the period of time (either five (5) years or ten (10) years) over which the installment payments are to be made. However, if the Participant’s Accounts have an aggregate balance of less than Fifty Thousand Dollars ($50,000) at the time any payment is to be made, the full remaining vested balance in the Accounts will be paid to the Participant in a single lump sum distribution. During the period such installment payments are being made, the remaining balances in the Participant’s vested Accounts shall continue to be invested at the direction of the Participant and credited with earnings or losses in accordance with the provisions of Section Six of the Plan. If a Participant incurs a Total and Permanent Disability after having commenced receipt of benefits in installment form, payment of future installments shall be suspended until the earlier of (i) recovery from the disability or (ii) attainment of age sixty-five (65) at which time all suspended payments shall be made in a lump sum.

If a Participant dies after having made an election to receive his distribution in the form of installment payments but before the receipt of all of the installment payments payable thereunder, the remaining installment payments shall be paid to his Beneficiary for the remaining duration of the elected installment period unless the Beneficiary requests payment in a lump-sum and the Administrative Committee, in its sole discretion, grants such request.

If a Participant dies after having elected to receive his distribution in the form of installment payments but prior to receipt of any installment payments payable thereunder, the benefits payable under Paragraph A of this Section Twelve to such Participant’s Beneficiary shall be paid in one lump sum payment as soon as administratively feasible following such Participant’s death.

The computation of the amount of any lump sum payment or the amount of any installment payment shall be made by reference to the balances of the Participant’s vested Accounts as of the date of the distribution. A Participating Company making any distribution hereunder shall withhold from the distribution any applicable payroll taxes or required income taxes.

C. In-Service Withdrawal. A Participant may elect to receive a distribution from the Plan while still employed by the Sponsoring Company or an Affiliated Company from the individual’s Deferral Contribution Account, vested Basic Match Contribution Account or vested Incremental Match Contribution Account. Any such in-service distribution must be made pursuant to an election initially made prior to the Plan Year of the deferral to which the Deferral Contribution or Matching Contributions relate. The distribution must be scheduled to commence no less than two years after the end of the Plan Year in which such Deferral Contributions and/or Matching Contributions are made. A separate distribution election can be made each Plan Year with respect to all but not less than all of the combination of all Deferral Contributions, Basic Match Contributions and Incremental Match Contributions relating to such Plan Year.

The form and timing of the distribution of an in-service withdrawal for any Plan Year may be amended or postponed one time only by giving the Administrative Committee or its delegate written notice of such modified distribution date no less than one year prior to the originally elected distribution date. Any such deferred distribution must take place at least two Plan Years after the originally scheduled distribution date.

Any distribution which is requested in the form of a lump-sum distribution will be paid in the month of January of the year specified in the election form. Alternatively, an in-service withdrawal can be paid in annual installments over a two, three, four or five year period as specified in the election form. The amount of the annual installment payment will be determined by dividing the identified vested account balance components by the remaining installments immediately prior to the payment.

In the event that the remaining amounts to be distributed in connection with the installment form have an aggregate balance of less than $25,000 at the time any payment is to be made, the full remaining amounts scheduled to be distributed to the Participant from the Accounts will be paid to the Participant in a single lump sum distribution. Scheduled annual installment payments will commence in the January of the year specified in the election form.

If a Participant terminates employment due to death, a Change of Control or Total and Permanent Disability prior to the scheduled withdrawal date, that portion of the Participant’s Accounts which were scheduled to be paid in the form of an in-service distribution will instead be paid in accordance with the applicable provisions of Paragraph B above.

If a Participant terminates employment for any reason other than death, a Change of Control or Total and Permanent Disability prior to the scheduled withdrawal date, that portion of the Participant’s Accounts which were scheduled to be paid in the form of an in-service distribution will instead be paid in January of the Plan Year following the termination of employment in the form and in the manner previously elected by the Participant.

D. Hardship Withdrawals. A Participant may request the Administrative Committee to allow a hardship withdrawal from the Plan in the event of an unforeseeable severe financial emergency. For these purposes, an unforeseeable severe financial emergency must be a financial need arising from:

(i) The illness or accident of a Participant or a dependent of the Participant;

(ii) A significant loss of the Participant’s property due to casualty; or

(iii) Any similar circumstances involving an immediate financial need which arises out of events beyond the control of the participant and which may not be relieved through other available resources of the Participant. The Administrative Committee can grant or deny a Participant’s request for a hardship withdrawal in its sole discretion and need not be consistent with respect to similarly situated requests.

E. Benefits of Persons Who Cannot Be Located. If the Administrative Committee determines in good faith that a Participant or Beneficiary entitled to receive a benefit payment hereunder cannot be located, the Administrative Committee shall nevertheless give written notice to such person of the fact that such benefit payment is payable to him under the Plan. Such written notice shall be given by United States mail to the person entitled to the benefit payment (according to the records of the Plan) at the last known address of such person. In addition, the Administrative Committee shall use such other means as are reasonably available to it in order to ascertain the location of such person. If such Participant or Beneficiary makes no claim for such benefit payment before the earlier of (i) a period of two (2) years after the giving of such written notice or (ii) the termination of the Plan, then the Administrative Committee shall declare a forfeiture of the benefits otherwise payable to such person, provided such person has not yet been located.

F. Distribution for Minor Beneficiary. In the event a distribution is to be made to a minor, then the Administrative Committee may, in its sole discretion, direct that such distribution be paid to the legal guardian, or if none, to a parent of such Beneficiary or a responsible adult with whom the Beneficiary maintains his residence, or to the custodian for such Beneficiary under the Uniform Gift to Minors Act or Gift to Minors Act, if such is permitted by the laws of the state in which said Beneficiary resides. Such a payment to the legal guardian or parent of a minor Beneficiary shall fully discharge the Participating Company and Plan from further liability on account thereof.

SECTION THIRTEEN

BENEFIT CLAIMS PROCEDURE

A. Claims for Benefits. Any claim for benefits under the Plan shall be made in writing to the Administrative Committee. If such claim for benefits is wholly or partially denied, the Administrative Committee shall, within ninety (90) days after receipt of the claim, notify the Participant or Beneficiary of the denial of the claim. Such notice of denial shall (i) be in writing, (ii) be written in a manner calculated to be understood by the Participant or Beneficiary, and (iii) contain (a) the specific reason or reasons for denial of the claim, (b) a specific reference to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim, along with an explanation of why such material or information is necessary, and (d) an explanation of the claim review procedure as set forth in this Section Thirteen.

B. Request for Review of Denial. Within sixty (60) days after the receipt by a Participant or Beneficiary of a written notice of denial of the claim, or such later time as shall be deemed reasonable taking into account the nature of the benefit subject to the claim and any other attendant circumstances, the Participant or Beneficiary may file a written request with the Administrative Committee that it conduct a full and fair review of the denial of the claim for benefits.

C. Decision on Review of Denial. The Administrative Committee shall deliver to the Participant or Beneficiary a written decision on the claim within sixty (60) days after the receipt of the aforesaid request for review. Such decision shall (i) be written in a manner calculated to be understood by the Participant or Beneficiary, (ii) include the specific reason or reasons for the decision, and (iii) contain a specific reference to the pertinent Plan provisions upon which the decision is based.

SECTION FOURTEEN

INALIENABILITY OF BENEFITS

The right of any Participant or Beneficiary to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation, or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration, or other legal or equitable process. In the event a Participant or Beneficiary who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

SECTION FIFTEEN

AMENDMENT OF THE PLAN

The Sponsoring Company may amend the Plan at any time, and from time to time, with respect to both Participants who are employed by the Sponsoring Company and Participants who are employed by any Participating Company, pursuant to written resolutions of the Board of Directors of the Sponsoring Company or, to the extent it has delegated such authority, pursuant to written resolutions of the Administrative Committee. No such amendment, however, shall have the effect of reducing any then nonforfeitable percentage of benefits of any Participant as computed in accordance with the vesting schedule under Paragraph A of Section Eleven of the Plan. Notwithstanding the foregoing provisions of this Plan, the Sponsoring Company may provide for distribution of some or all of the Accounts established in connection with the Plan if legal counsel for the Sponsoring Company renders a written opinion that such distribution is required to enable the Plan to qualify for exemption from the requirements of Parts 2-4 of Title I of ERISA or as otherwise required by applicable law.

SECTION SIXTEEN

PERMANENCY OF THE PLAN

The Sponsoring Company reserves the right to terminate the Plan with respect to any and all the Participating Companies.

If the Board of Directors of the Sponsoring Company determines to terminate the Plan completely with respect to any or all Participating Companies, the Plan shall be terminated with respect to such Participating Company as of the date specified in resolutions of such Board of Directors of the Sponsoring Company delivered to the Administrative Committee. Upon such termination or partial termination of the Plan, after payment of all expenses and proportional adjustment of the Accounts of the Participants affected by such termination to reflect expenses, profits or losses, and allocations of any previously unallocated amounts to the date of termination, the Participants affected by such termination shall be entitled to receive the vested amounts then credited to their respective Accounts in the Plan. The Administrative Committee shall make payment of such amounts in cash.

Upon the termination or partial termination of the Plan, the right of each Participant affected by such termination to the vested amount credited to his Accounts at such time shall be nonforfeitable without reference to any formal action on the part of the Administrative Committee or the Participating Company employing such Participant.

SECTION SEVENTEEN

STATUS OF EMPLOYMENT RELATIONS

The adoption and maintenance of the Plan shall not be deemed to constitute a contract between any Participating Company and its Employees or to be consideration for, or an inducement or condition of, the employment of any person. Nothing herein contained shall be deemed (i) to give to any Employee the right to be retained in the employ of a Participating Company; (ii) to affect the right of a Participating Company to discipline or discharge any Employee at any time; (iii) to give a Participating Company the right to require any Employee to remain in its employ; (iv) to affect any Employee’s right to terminate his employment at any time; or (v) to confer the right to receive any Compensation in any form.

SECTION EIGHTEEN

FUNDING

No assets of the Participating Companies shall be set aside, earmarked or placed in trust or escrow for the benefit of any Participant to fund any obligation of any Participating Company which may exist under this Plan; provided, however, that the Sponsoring Company shall establish a grantor trust designated as the “Chiquita Brands International, Inc. Capital Accumulation Plan Trust” to hold assets to secure the obligations to the Participants under this Plan (except for Deemed Participation Match Contribution) provided that neither the establishment nor the maintenance of the Trust results in the Plan being “funded” for purposes of the Internal Revenue Code. Except to the extent provided through the Trust, all payments to a Participant or Beneficiary under this Plan shall be made out of the general revenue of the Sponsoring Company or the Participating Company which employed the Participant to which such benefits were attributable, and the right to such payments by the Participant or Beneficiary shall be solely that of an unsecured general creditor of the Sponsoring Company and the relevant Participating Company. If the Sponsoring Company or other Participating Company makes a direct payment of a benefit to a Participant or Beneficiary, it shall be entitled to reimbursement for such amount from the Trust.

SECTION NINETEEN

APPLICABLE LAW

The Plan shall be construed, regulated, interpreted and administered under and in accordance with the laws of the State of Ohio, to the extent not preempted by ERISA.

SECTION TWENTY

ADOPTION OF PLAN BY AFFILIATED COMPANIES

Any Affiliated Company, whether or not presently existing, may be designated by the Administrative Committee of the Sponsoring Company as a Participating Company under this Plan and a party to any trust established in connection with the Plan. Any such Affiliated Company which is deemed to have adopted the Plan pursuant to action taken by the Administrative Committee of the Sponsoring Company as provided above shall thereafter be included within the meaning of the term “Participating Company” when used in the Plan.